UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008 (June 10, 2008)

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SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

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Bermuda	001-32950	Not applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

A.S. Cooper Building, 26 Reid Street, 4th Floor, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279 7450

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01           Other Events.

          On June 10, 2008, the U.S. District Court for the Southern District of New York issued a ruling in favor of Merrill Lynch International (“MLI”) against XL Capital Assurance Inc. (“XLCA”), a wholly owned subsidiary of Security Capital Assurance Ltd (“SCA” or the “Company”), granting MLI’s motion for summary judgment, which was opposed by XLCA, in connection with MLI’s complaint challenging the effectiveness of XLCA’s terminations of seven credit default swap contracts (the “ML CDS Contracts”). XLCA intends to continue to defend its legal position in this matter.

          In response to the ruling, the Company issued a statement saying:

“[The] ruling in Merrill Lynch's favor was decided without the benefit of XLCA being permitted to complete discovery which cut short XLCA’s opportunity to fully investigate and support its claims. Although the Judge has not yet issued his written opinion on the case, XLCA disagrees strongly with [the] result, intends to continue defending its legal position, and is evaluating its options for appeal.

“As of March 31, 2008 SCA’s best estimate for anticipated claims for these contracts was $428.9 million up from $417.3 million in the fourth quarter of 2007.”

          The ruling has no effect on the Company’s estimate of anticipated claims that it disclosed in its financial statements filed in its Form 10-Q for the quarterly period ended March 31, 2008 in regard to its contracts with Merrill Lynch and, while certain factors may cause such estimated anticipated claims to change in the future, the ruling is not one them. To date, there has been no claim made under the ML CDS Contracts.

          MLI’s original complaint of March 19, 2008 challenged the effectiveness of XLCA’s terminations of the ML CDS Contracts under which XLCA had agreed to make payments to MLI on the occurrence of certain credit events pertaining to particular collateralized debt obligations of asset-backed securities. XLCA had issued the terminations on the basis of MLI’s repudiation of certain contractual obligations under each of the ML CDS Contracts.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL ASSURANCE LTD
(Registrant)

Date: June 11, 2008	By:	/s/ Michael Rego
Name: Michael Rego
Title: Executive Vice President